Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of October 29, 2025, by and between CUSTOMERS BANK (“Bank”) and CARLSMED, INC. (“Borrower”).

RECITALS

A.
Borrower and Bank are parties to that certain Loan and Security Agreement dated as of December 20, 2022, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 21, 2023, that certain Second Amendment to Loan and Security Agreement dated as of October 2, 2023, that certain Third Amendment to Loan and Security Agreement dated as of March 7, 2024, and that certain Fourth Amendment to Loan and Security Agreement dated as of December 30, 2024 (the “Original Loan Agreement”, as amended from time to time, including by this Amendment, the “Loan Agreement”). All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
B.
From and after the date hereof, Bank and Borrower desire to amend and supplement the terms and provisions of the Original Loan Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.
Amendment to Original Loan Agreement. Subject to the terms and conditions of this Amendment, including, without limitation, the conditions to effectiveness set forth in Section 6 below, the Original Loan Agreement is hereby amended as follows:
1.1.
The following defined terms are hereby added to Section 1.1 of the Original Loan Agreement, as follows:

“Aggregate Borrowing Limit” means Fifty Million Dollars ($50,000,000).

“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Non-Formula Revolving Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, controlled disbursement accounts, check cashing services, or other cash management services.

“Ancillary Services Usage Amount” means the aggregate of (a) the Letter of Credit Exposure, (b) the aggregate limits of corporate credit card services provided to Borrower, (c) the total amount of any Automated Clearing House processing reserves, (d) the applicable Foreign Exchange Reserve, and (e) any other outstanding amount or reserves taken by Bank in connection with other cash management services requested by Borrower and approved by Bank.

“Covenant Measurement Period” means, for any day on which Loan Parties’ unrestricted cash at Bank is less than the aggregate outstanding Credit Extensions (a “Trigger Date”), the period (a) beginning on the last day of the most recently completed month preceding that Trigger Date for which Borrower has provided monthly financial reporting in accordance with Section 6.3(a) hereof and (b) ending on the first date thereafter that is not a Trigger Date.

“Fifth Amendment Effective Date” means October 29, 2025.

“Foreign Exchange Reserve” means a reserve in an amount equal to a percentage of the value of any FX Contracts executed by Loan Parties as determined by Bank, in its reasonable discretion from time to time. The initial percentage for such Foreign Exchange Reserve shall be ten percent (10%).

“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.

“Letter of Credit” or “Letters of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Non- Formula Revolving Line Advance under the terms of this Agreement.

“Non-Formula Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000) (inclusive of the Ancillary Services Usage Amount).

“Non-Formula Revolving Line Advance” or “Non-Formula Revolving Line Advances” means a cash advance or cash advances under the Non-Formula Revolving Line.

“Non-Formula Revolving Line Maturity Date” means October 15, 2028.

“Revenue Milestone 1” means Loan Parties’ achievement of Trailing Twelve-Month Revenue of at least Sixty Million Dollars ($60,000,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, on or prior to December 31, 2026.

“Revenue Milestone 2” means Loan Parties’ achievement of Trailing Twelve-Month Revenue of at least Ninety Million Dollars ($90,000,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, on or prior to December 31, 2027.

“Trailing Twelve-Month Revenue” means Revenue for the most recent twelve (12) calendar months for which Borrower has delivered to Bank the monthly financial reporting required by Section 6.3(a).

1.2.
The following defined terms in Section 1.1 of the Original Loan Agreement are hereby amended and restated, as follows:

“Availability End Date” means October 15, 2027; provided that

(a)
if Loan Parties achieve Revenue Milestone 1, “Availability End Date” will instead mean April 15, 2028; and
(b)
if Loan Parties achieve Revenue Milestone 1 and Revenue Milestone 2, “Availability End Date” will instead mean October 15, 2028.

“Credit Extension” means each Non-Formula Revolving Line Advance, Term Loan Advance, use of the Ancillary Services, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Term Loan” means credit extensions of up to Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000); provided that

(a)
if Loan Parties achieve Revenue Milestone 1, “Term Loan” will instead mean credit extensions of up to Forty Million Dollars ($40,000,000); and
(b)
if Loan Parties achieve Revenue Milestone 1 and Revenue Milestone 2, “Term Loan” will instead mean credit extensions of up to Fifty Million Dollars ($50,000,000).

“Term Loan Maturity Date” means October 15, 2030.

1.3.
The defined terms “Cumulative Revenue Milestone”, “Fifth Monthly Revenue Milestone”, “Fourth Monthly Revenue Milestone”, “Liquidity Ratio”, “Second Monthly Revenue

Milestone”, “Sixth Monthly Revenue Milestone”, “Term Sheet Milestone”, “Third Monthly Revenue Milestone”, “Trailing Six-Month Revenue”, and “Trailing Three-Month Revenue” and their respective definitions in Section 1.1 of the Original Loan Agreement are hereby deleted.

1.4.
Section 2.1(a) of the Original Loan Agreement is hereby amended and restated, as follows:
(a)
Term Loan Advances.
(i)
Outstanding Term Loan Advances. Bank has previously made Term Loan Advances to Borrower. As of the Fifth Amendment Effective Date, the aggregate principal amount of Term Loan Advances outstanding is Fifteen Million Six Hundred Twenty-Five Thousand Dollars ($15,625,000).
(ii)
Term Loan. Subject to and upon the terms and conditions of this Agreement, Borrower may request, at any time from the date hereof through the Availability End Date, and Bank agrees to make Term Loan Advances to Borrower in an aggregate amount not to exceed the Term Loan (inclusive of Term Loan Advances advanced prior to the Fifth Amendment Effective Date). Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3 and shall be payable monthly on the 15th day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty-six (36) equal monthly installments of principal (provided, however, that (A) upon achievement of Revenue Milestone 1, any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty (30) equal monthly installments of principal, and (B) upon achievement of Revenue Milestone 1 and Revenue Milestone 2, any Term Loan Advances that are outstanding on the Availability End Date shall be payable in twenty-four (24) equal monthly installments of principal), plus all accrued interest, beginning on the 15th day of the month following the month in which the Availability End Date occurs, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in whole or in part, without penalty or premium.
(iii)
Advance Request Form. When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail to be received no later than 3:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.
1.5.
A new Section 2.1(b) is hereby added to the Original Loan Agreement, as follows:
(b)
Non-Formula Revolving Line Advances.
(i)
Non-Formula Revolving Line. Subject to and upon the terms and conditions of this Agreement, Borrower may request Non-Formula Revolving Line Advances in an aggregate outstanding amount not to exceed the Non-Formula Revolving Line minus the Ancillary Services Usage Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Line Maturity Date, interest hereunder shall be due and payable on the 15th calendar day each month during the term hereof and on the Non-Formula Revolving Line Maturity Date, and all Non-Formula Revolving Line Advances under this Section 2.1(b) shall be immediately due and payable on the Non-Formula Revolving Line Maturity Date. Borrower may prepay any Non-Formula Revolving Line Advances without penalty or premium.
(ii)
Advance Request Form. Whenever Borrower desires a Non-Formula Revolving Line Advance, Borrower will notify Bank no later than 12:00 p.m. Eastern time, on the Business Day that the Non-Formula Revolving Line Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (B) by electronic mail or facsimile transmission, or (C) by delivering to Bank an Advance Request Form in substantially the form set forth in the Client Reporting File. Bank is authorized to make Non-Formula Revolving Line Advances under this Agreement based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Non-Formula Revolving Line Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Revolving Line Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)
Ancillary Services. Subject to the terms and conditions of this Agreement and availability under the Non-Formula Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Non-Formula Revolving Line Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Non-Formula Revolving Line, provided that availability under the Non-Formula Revolving Line shall be reduced by the Ancillary Services Usage Amount. In addition, Bank may, in its sole discretion, charge as Non-Formula Revolving Line Advances any amounts that become due or owing to Bank or for which Bank becomes liable in connection with the provision of the Ancillary Services, including, without limitation, the unreimbursed amount on any drawn but unreimbursed Letter of Credit. The terms and conditions of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, including without limitation Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute in connection with any request for Ancillary Services. Borrower shall pay Bank’s standard fees in connection with Ancillary Services, including without limitation Letter of Credit fees set forth in the Application and fees that Bank notifies Borrower it will be charging for issuing and processing FX Contracts. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.
(iv)
Collateralization of Obligations Extending Beyond Maturity. Borrower shall take such actions as Bank may reasonably request to cause its obligations with respect to any Ancillary Services to be secured to Bank’s reasonable satisfaction as of the Non-Formula Revolving Line Maturity Date or as of such earlier date the Non-Formula Revolving Line is terminated or otherwise ceases to exist, and, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such Obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.
1.6.
Section 2.2 of the Original Loan Agreement is hereby amended and restated, as follows:

2.2 Aggregate Borrowing Limit; Overadvances. At no time will the aggregate outstanding Credit Extensions exceed the Aggregate Borrowing Limit. If (a) the aggregate amount of the outstanding Non-Formula Revolving Line Advances plus the Ancillary Services Usage Amount exceeds the Non-Formula Revolving Line at any time, (b) the aggregate amount of the outstanding Term Loan Advances exceeds the Term Loan at any time, or (c) the aggregate amount of Credit Extensions exceeds the Aggregate Borrowing Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

1.7.
Section 2.3(a) of the Original Loan Agreement is hereby amended and restated, as follows:
(a)
Interest Rates.
(i)
Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at an annual rate equal to the greater of (i) twenty-five hundredths percent (0.25%) above the Prime Rate and (ii) five and twenty-five hundredths percent (5.25%).
(ii)
Non-Formula Revolving Line Advances. Except as set forth in Section 2.3(b), the Non-Formula Revolving Line Advances shall bear interest, on the outstanding Daily Balance thereof, at an annual rate equal to the greater of (i) twenty-five hundredths percent (0.25%) above the Prime Rate and (ii) five and twenty-five hundredths percent (5.25%).
1.8.
Section 2.3(c) of the Original Loan Agreement is hereby amended and restated, as follows:
(c)
Payments. Bank may, at its option, charge accrued interest, all Bank Expenses, all

Periodic Payments and all other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts, or against the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder; provided that, if funds in Borrower’s deposit accounts at Bank are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover such payment. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
1.9.
Section 5.4 of the Original Loan Agreement is hereby amended and restated, as follows:

5.4 Revenue Contracts. The contracts yielding Revenue included in the calculation of Revenue Milestone 1 and Revenue Milestone 2 are bona fide existing obligations. The property and services giving rise to such contracts have been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any account debtor under a contract yielding Revenue included in the calculation of Revenue Milestone 1 and Revenue Milestone 2.

1.10.
Section 6.7 of the Original Loan Agreement is hereby amended and restated, as follows:
6.7
Accounts. Each Loan Party shall (a) maintain and shall cause each of its Subsidiaries to maintain all of its depository and operating accounts and its primary investment accounts with Bank and (b) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank for all ACH activity and other banking services required by such Loan Party, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, letters of credit and Bank’s International Banking Division for any international banking services related to the foregoing. Notwithstanding the foregoing, Loan Parties may keep, outside Bank,
(w)
a Credit Card Cash Collateral Account, and such account need not be subject to an account control agreement;
(x)
other accounts so long as (A) the aggregate balance therein does not exceed One Million Dollars ($1,000,000); except that, at all times when Loan Parties’ unrestricted cash at Bank equals or exceeds the product of (1) outstanding Credit Extensions multiplied by (2) 1.50, then such limit will instead be an amount not to exceed thirty percent (30%) of Loan Parties’ total unrestricted cash (in each case, the “COB Threshold”), (B) except for accounts holding no more than $1,500,000 in aggregate during the 30-day period after the Fifth Amendment Effective Date, such accounts are subject to an account control agreement reasonably acceptable to Bank, and (C) amounts in excess of the COB Threshold (“Excess Cash”) are transferred to accounts maintained at Bank (1) within fifteen (15) days after the end of each calendar quarter, if such Excess Cash is a result of income earned on Loan Parties’ unrestricted cash held outside Bank or (2) immediately, if such Excess Cash is a result of deposits or other transfers to Loan Parties’ accounts outside Bank; and
(y)
the credit cards described in clause (f) of the definition of “Permitted Indebtedness”.
1.11.
Section 6.11 of the Original Loan Agreement is hereby amended and restated, as follows:

6.11 Financial Covenants. Loan Parties shall maintain (a) the financial covenant in Section 6.11(a) below at all times and (b) the financial covenant in Section 6.11(b) below at all times during a Covenant Measurement Period. In addition, if, as of the last day of a month, no minimum Revenue covenant level has been established in Section 6.11(b) below, then Loan Parties must maintain unrestricted cash at Bank of an amount at least equal to the aggregate outstanding Credit Extensions on that day and at all times thereafter until minimum Revenue covenant levels for future periods have again been established in Section 6.11(b).

(a)
Minimum Cash at Bank. Loan Parties shall maintain unrestricted cash at Bank of at least Twenty Million Dollars ($20,000,000), tested on a continuous basis.

(b)
Minimum Revenue. Measured quarterly as of the last day of each calendar quarter and calculated on a trailing-six-months basis, Loan Parties shall achieve consolidated Revenue of at least the amounts shown in the table immediately below for the corresponding measurement periods. For subsequent measurement periods, Bank and Loan Parties shall work together in good faith to establish minimum Revenue amounts for such periods, which amounts shall be incorporated herein by an amendment, which Loan Parties agree to execute by March 31st of the applicable year.

Measurement Period Ending	Minimum Revenue
December 31, 2025	$18,408,000
March 31, 2026	$20,110,360
June 30, 2026	$23,066,040
September 30, 2026	$26,043,040
December 31, 2026	$29,653,680
March 31, 2027	$31,785,680
June 30, 2027	$34,297,080
September 30, 2027	$39,154,240
December 31, 2027	$43,525,480

1.12.
Section 7.10 of the Original Loan Agreement is hereby amended and restated, as follows:

7.10 Inventory and Equipment. Store Inventory or Equipment (other than Shipped Patient Implants) in excess of One Million Dollars ($1,000,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory (other than Shipped Patient Implants) at any location where Borrower’s net fixed assets exceed One Million Dollars ($1,000,000) unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver in form and substance reasonably satisfactory to Bank, duly executed by such Loan Party and such landlord.

1.13.
Section 8.3 of the Original Loan Agreement is hereby amended and restated, as follows:

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

1.14.
The second entry under “Permitted Indebtedness” in the Schedule (relating to the Credit Card Accounts) is hereby amended and restated, as follows:

One or more credit card accounts with third-party financial institutions, having an outstanding balance not to exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) (the “Credit Card Accounts”).

1.15.
The second entry under “Permitted Liens” in the Schedule (relating to the Credit Card Cash Collateral Accounts) is hereby amended and restated, as follows:

Liens in cash collateral securing Borrower’s reimbursement obligations in connection with any Credit Card Accounts. Borrower may maintain one or more bank accounts with any provider of a Credit Card Account, so long as the aggregate balance in all such accounts does not exceed Five Hundred Thousand Dollars ($500,000) at any time (the “Credit Card Cash Collateral Accounts”).

2.
Release.
2.1.
Borrower acknowledges that Bank would not enter into this Amendment without Borrower’s assurance hereunder. Except for the obligations arising hereafter under the Loan Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement, and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents, and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower and its successors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort, or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.

2.2.
The provisions, waivers, and releases set forth in this Section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns, and successors in interest. The provisions, waivers, and releases of this Section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns, and successors in interest.
2.3.
Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title, and interest in and to all of the claims released hereby, and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, or liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.
2.4.
The provisions of this Section shall survive payment in full of the Obligations, full performance of all of the terms of this Amendment and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.
3.
No Course of Dealing; Strict Performance. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
4.
Ratification; No Waiver. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof.
5.
Representations and Warranties; No Event of Default. Borrower represents and warrants that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment and that no Event of Default has occurred and is continuing.
6.
Conditions to Effectiveness.
6.1.
As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) a Second Amended and Restated Warrant to Purchase Stock, duly executed by Borrower;

(d) a Second Amended and Restated Second Warrant to Purchase Stock, duly executed by Borrower;

(e) payment of a $50,000 facility fee, which may be debited from any of Borrower’s accounts;

(f) payment of all reasonable Bank Expenses incurred through the date of this Amendment, including up to $15,000 of Bank’s reasonable and documented out-of-pocket expenses for the documentation of this Amendment and any related documents and any UCC, good standing, or intellectual property search or filing fees in connection therewith, which may be debited from any of Borrower’s accounts; and

(g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

6.2.
As a condition to the effectiveness of this Amendment, Borrower shall have received, in form and substance satisfactory to Borrower, this Amendment, duly executed by Bank.

7.
Governing Law. This Amendment shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
8.
Incorporation of Loan Agreement Provisions. The provisions contained in Article 12 (Jurisdiction and Jury Trial Waiver) and in Section 13.2 (Indemnification) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.
9.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
10.
Treatment of Final Payment Fee. For the avoidance of doubt, Bank is not collecting the final payment fee described in Section 2.5(b) of the Loan Agreement at this time. Section 2.5(b) remains in effect and applies to all Term Loan Advances made before the Fifth Amendment Effective Date and all Term Loan Advances that may be made after the Fifth Amendment Effective Date.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CARLSMED, INC.

By:	/s/ Michael Cordonnier

Name:	Michael Cordonnier

Title:	Chief Executive Officer and President

CUSTOMERS BANK

By:	/s/ Mara Huntington

Name:	Mara Huntington

Title:	Managing Group Director

[Signature Page to Fifth Amendment to Loan and Security Agreement]